HYNES & HOWES INSURANCE COUNSELORS, INC.
                            Comparative Balance Sheet
                           September 30, 1997 and 1996


                                                            September 30,
        Liabilities & Stockholders' Equity              1997            1996
Current Liabilities:
   Buyers Escrow                                 $     7,246     $    13,896
   Loans Payable                                           0          27,000
   Other Current Liability                               500               0

      Total Current Liabilities                  $     7,746     $    40,896

Long Term Liabilities:
   Mortgage Payable  (Note 7)                    $         0     $   991,555

      Total Long Term Liabilities                $         0     $   991,555

      Total Liabilities                          $     7,746     $ 1,032,451


Stockholders' Equity:
   Capital Stock, no par value, 100,000,000
      Shares Authorized, 11,260,675 shares
      Issued (Note 9)                            $ 3,780,765     $ 3,780,765
   Paid in Capital (Note 10)                             100             100
   Retained Earnings (Deficit)                    (3,087,380)     (3,082,995)
   Treasury Stock, at Cost                           (33,252)        (33,252)

      Total Stockholders' Equity                 $   660,233     $   664,618

      Total Liabilities and Stockholders' Equity $   667,979     $ 1,697,069


Notes to Financial Statements are an integral part of these statements.